UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 31, 2012

CORE LABORATORIES N.V.
(Exact name of registrant as specified in its charter)
001-14273
(Commission File Number)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Herengracht 424
1017 BZ Amsterdam
The Netherlands	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (31-20) 420-3191

Check the appropriate below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 2, 2011, the Supervisory Board of Directors (the “Board”) of Core Laboratories N.V. approved a Board Succession Plan. That plan was attached as an Exhibit to a report on Form 8-K filed on March 7, 2011.

Pursuant to the terms of that plan, Board member Joe Perna would retire from his service on the Board, as of the annual shareholder meeting in 2013, at the end of a full elected term, and Board member Rene Joyce would retire from his service on the Board, as of the annual shareholder meeting in 2014, at the end of a full elected term. Mr. Perna will retire from the Board in 2013, as announced, but Mr. Joyce informed the Company on December 31, 2012 that he now plans to resign from the Board a year early, effective at the 2013 annual meeting, due to other business commitments that make it difficult to devote the necessary time to serve on our Board. There are no disputes between the Company and Mr. Joyce.

Pursuant to our Articles of Association, Board members may only be elected to three year terms, hence it will be necessary to nominate two replacement candidates for election at the 2013 annual shareholder meeting, both of whom will serve a full three year term until 2016. The Nominating and Governance Committee had already begun its search for candidates who would replace Mr. Perna, and thus has already identified two candidates who it plans to recommend to the Board for formal nomination for these positions at the Board's February 2013 meeting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories N.V.

Dated: January 2, 2013	By	/s/ Richard L. Bergmark
Richard L. Bergmark
Chief Financial Officer